99-a




                       Green Mountain Power Corporation


                      Compensation Program for Officers

                      And Certain Key Management Personnel


                     Highlights Brochure/Program Document


     IN WITNESS WHEREOF, I have hereunto set my hand as Corporate
Secretary of the Corporation, and affixed the corporate seal of the Corporation, on June 1, 1995.

Affix                 /s/Donna S. Laffan
                      DONNA S. LAFFAN
corporate             Corporate Secretary
                      GREEN MOUNTAIN POWER CORPORATION,
seal here                   A Vermont Corporation


Table of Contents

                                                          Page

Preamble                                                   1

Purpose of Program                                         1

Participants                                               1

Effective Date                                             1

Definitions                                                1

Program Components                                         3

Base Salary                                                3

Variable Compensation                                      4

Determination of Award                                     7

Variable Compensation Award Payment                        7

Program Administration                                     7

Appendix I

Appendix II



Preamble
This document describes and governs the Compensation Program for Officers and Certain Key Management Personnel for Green Mountain Power Corporation ("GMP" or "the Company"). The program is intended to assure that total compensation is competitive in the marketplace and promotes the Company's strategic objectives.

Purpose of Program
The purpose of the Compensation Program is to:

o ensure that base compensation compares favorably with regard to organizations competing for similar talent;

o provide an opportunity for officers and other key management personnel to share in the success of GMP by linking a portion of compensation (variable compensation) to corporate performance results;

o encourage a longer-term view by paying part of an earned variable compensation award in deferred/restricted stock; and

o foster and reinforce teamwork among officers and other key management personnel.

Participants
Senior officers of GMP and other key management personnel, as designated from time to time by the Board of Directors are eligible to participate in this program. Appendix I to this document, as amended from time to time, will list eligible participants so designated.

Effective Date
The stock award provisions contained herein shall be effective upon shareholder and other required regulatory approval. The program is otherwise effective January 1, 1994.

Definitions
The following definitions pertain to the program.

Circuit Breaker - a performance level below which no variable compensation will be paid regardless of performance against the corporate measures.
For this program, no awards will be paid unless earnings, less provision for awards, are greater than dividends paid in the year for which variable compensation is to be awarded.

Compensation Committee - the Compensation Committee of the Board of
Directors.

Market Average - the average of salaries paid in the marketplace for positions similar to those at GMP.

Market Range - a range running from 10% below to 10% above the market average.

Marketplace - Companies that are determined by GMP to be those competing for similar talent. Depending on the position within GMP, marketplace companies can be utilities, general industry -- local, regional, national, or any combination thereof.

Maximum - the maximum or optimal level of corporate performance with respect to a corporate performance measure. This determination will be applied separately to each performance measure. No variable compensation with respect to a performance measure will be paid in excess of the maximum level indicated.

Compensation Program - the compensation program, which consists of base salary and the opportunity to earn variable compensation.

Organization Bands - tiers within which management positions are clustered, to reflect the nature and scope of the jobs, reporting relationships, and the like.

Peer Companies - a select group of utilities against which GMP's performance will be measured.

Performance Measure - a critical factor used to measure the success of the business.

Program Year - GMP's fiscal year.

Restricted Stock Grants - the portion of the variable compensation award paid to participants in this program in the form of GMP common stock that will be subject to two restrictions of a five (5) year duration: (1) no transferability; and (2) forfeiture of the stock upon termination of employment with the Company (except for retirement, death or disability). During the five-year restriction period, dividends will be paid and recipients will have voting rights. The value of restricted stock is taxable when the restrictions lapse (after five years, or earlier in the case of the participant's retirement, disability or death). The restriction period begins on the date the awards are granted.

Stock Grants - the portion of the variable compensation award paid to participants in the form of shares of GMP common stock. These shares are the property of the participant upon grant and may be retained or sold. Upon grant, shares are subject to current taxation.

Target - the desired level of corporate performance with respect to a performance measure. This determination will be applied separately for each performance measure.

Threshold - the acceptable level of corporate performance with respect to a performance measure. This determination will be applied separately to each performance measure. No variable compensation with respect to a performance measure will be paid unless the threshold level is attained.

Total Compensation - an amount comprised of base salary and variable compensation.

Variable Compensation - compensation that is earned based on the achievement of corporate performance objectives and that may be paid in cash, stock grants, or restricted stock grants.

Program Components
The Compensation Program is comprised of two compensation components:

o    Base Salary
o    Variable Compensation

Base Salary
Each officer or other key management employee is paid a base salary intended to be competitive with base compensation paid for similar positions in the marketplace.

Variable Compensation
Each officer or other key management employee is eligible to earn additional compensation when GMP's performance meets or exceeds various performance objectives.

Base Salary
Base salaries are intended to provide a competitive rate of fixed compensation. Base salary levels will be assessed by compiling and analyzing salary information from various published survey sources on an annual basis. Survey sources include:

o    Mercer Finance, Accounting & Legal Compensation Survey
o    Wyatt Top Management Report
o    Edison Electric Executive Compensation Survey

Within one year after the adoption of the program, base salaries are intended to be managed to the market average (in any event, within a plus or minus 10% range around the market average) as determined from the survey analysis. The average and the range may or may not change from year to year depending on movement in the market and, therefore, it is possible that base salaries may not be increased annually. Appropriate adjustments will be made in May of each year.

Actual base compensation within the market range will depend on internal equity, overall scope of responsibilities of the position, recruitment needs, and significant individual performance variations.

The market ranges have been incorporated into three organization bands (in lieu of job grades), as set forth in Appendix I, which may be modified from time to time by direction of the Board or the Chief Executive Officer. These bands reflect the nature of the positions and their impact on the organization. Additionally, these bands signify varying levels of participation in the variable compensation component of the program. The band assignments are determined on the basis of survey data and the role of the position.

Variable Compensation
The purpose of the variable compensation component of this program is to tie compensation directly to the achievement of key corporate-wide objectives. Awards earned will be paid in cash, stock grants, and restricted stock as deemed appropriate by the Compensation Committee of the Board of Directors. The initial variable award payments will be made as set forth below. This award delivery feature is intended to motivate participants toward the annual attainment of critical corporate objectives consistent with the need to manage GMP to achieve longer-term success.

Variable Compensation Award Opportunities
Each band has a different variable compensation opportunity as noted in the following table.

Award Table (AT)

                    Variable Cash Opportunities as a %
       Band                  of Base Salary
                  Threshold        Target        Maximum
        A           25%              50%          75%
        B           17.5%            35%          52.5%
        C           12.5%            25%          37.5%


Performance Measures - Establishment
At the beginning of each year, appropriate corporate performance measures will be determined for purposes of generating the variable compensation award. These measures are expected to remain in substantially the same form year-to-year. They may change, however, as GMP revisits its strategic and operational plans.

The measures are:
o    Return on Equity
o    Total Shareholder Return
o    Rates
o    Customer Satisfaction; and
o    Reliability

Performance objectives associated with these measures are established for each fiscal year by the Compensation Committee and reviewed by the Board of Directors. (See Appendix II for measures and specific objectives for 1994, and years following, as indicated.)

After the close of each year, the Compensation Committee, with input from the CEO, will determine the degree to which these performance objectives were accomplished to determine if variable cash awards are to be paid. If the threshold level of performance is not met, an award will not be paid with respect to that specific performance measure.

In addition, the program incorporates a circuit breaker to protect shareholder investment. The circuit breaker ensures that awards will not be paid unless earnings, after subtracting the variable awards, are greater than dividends paid in the year for which variable compensation is to be awarded.

Performance Measures - Individual Performance Assessment
Individual performance may, on an exceptions basis, be taken into consideration in determining the final award. However, the maximum shown in the Award Table cannot be exceeded.

Performance Measures - Weighting
The performance measures will be weighted each year to reflect the strategic plan and the impact each organization band/position has on performance. The number of measures used will be limited to ensure that the significance of the measures will not be diluted (weights less than 10% cannot be used).
The performance measures will be weighted as noted in Appendix II.

Determination of Award
An award will be determined in accordance with the following example.
Assume:
o    Participant is in Band B
o    Base Salary = $100,000
o    Individual Performance = meets expectations
o    Circuit Breaker = achieved required level

Performance            Performance   Award %   Adjusted Award %
  Measure    Weight      Results    (from AT)    Weight Time %

ROE           30%        75% ile       35%           10.5%

TSR
oD&P          15%       Threshold     17.5%          2.625%
oSelect       15%       Threshold     17.5%          2.625%

Rates         20%        80% ile        35%          7.0%

Customer
Satisfaction  10%         80%           35%          3.5%

Reliability
oSAII         3.3%      Threshold     17.5%          .583%
oSAIFI        3.3%      Threshold     17.5%          .583%
oCAIDI        3.3%      Threshold     17.5%          .583%

Total Award X = 28%
Award = $28,000

Variable Compensation Award Payment
An award earned will be paid in cash and, subject to shareholder and required regulatory approval, stock grant and restricted stock grant in accordance with the following schedule:

   Band            Cash          Stock Grant         Restricted
                                                       Stock
    A               1/4              1/4                1/2
   B&C              1/3              1/3                1/3

The Compensation Committee may make changes in this schedule, subject to review by the Board of Directors.

Cash
The cash portion of the award will be paid in a separate check.

Stock Grants
The stock grant portion of the award will be paid in shares of GMP common stock. The number of shares will be determined by dividing the portion of the award to be paid in stock by the closing stock price on the day the Board of Directors authorizes variable compensation payments (i.e., the annual meeting). The number of shares so determined will be rounded up to the nearest full share.

Relevant taxes (e.g., federal, FICA, State), based on the cash and stock grant portions of the award, will be withheld.

Restricted Stock
The grant of restricted stock will be made upon execution of an agreement between the participant and the Company that will provide, for a period of five (5) years from the date of the grant, that: (a) the shares will not be transferable; and (b) the shares will be forfeited upon termination of employment with GMP, except where the termination of employment results from retirement, disability or death.

The number of restricted stock shares to be awarded will be determined as described immediately above with respect to stock grants.

Program Administration
The program will be administered by the Chief Executive Officer with approval of the Compensation Committee.

The Compensation Committee will review the operation of the program no less frequently than annually and, as it deems necessary, recommend appropriate actions to the Board of Directors.

The Board of Directors will have the full power and authority to:

o    Interpret the program
o    Approve participants
o    Act on the CEO's recommendations
o Amend or terminate the Program, subject to required shareholder and regulatory approval
o    Approve the CEO's award

Participation in the program does not confer any right or privilege regarding continued employment with GMP upon a participant.

Payment of the cash and, subject to required shareholder and regulatory approval, the stock grant portions, will be made during the second quarter following the end of the program year.

Participants must be employed on the date the award is paid in order to receive an award unless the participant has retired, is disabled or is deceased, or the Compensation Committee determines that the circumstances under which the participant terminated employment warrant special consideration.

Payments of variable compensation awards will not affect a participant's levels of entitlement to participate in other benefit plans unless expressly stated in documentation for such plans existing as of January 1, 1994.

The program will be administered in accordance with the laws of the State of Vermont.



Appendix I

Band*       Position                               Role
 A          President and CEO                      Strategic
            Senior VP & COO

 B          VP Finance & CFO                       Strategic
            VP Law & Administration
            VP External Affairs & Customer Service
            VP Planning
            General Counsel

 C          Controller                             Strategic /
            AVP Engineering                        Tactical
            AVP for Organizational Development
            AVP Customer Operations
              Central & Southern Divisions
            AVP Customer Operations Wester
              Division
            Assistant General Counsel
            Assistant Treasurer
            General Manager, Administrative Services


*Band A applies generally to the CEO and COO; Band B applies generally to Vice Presidents and General Counsel; and Band C applies generally to Assistant Vice Presidents and other key management personnel.
Appendix II

Performance Measures -- Weights
o   Return on Equity           30%
o   Total Shareholder Return   30%
o   Rates                      20%
o   Customer Satisfaction      10%
o   Reliability                10%

Performance Measures -- Objectives
The objectives for 1994 for each of the performance measures are:

o  Return on Equity
   -- The peer group is the Duff & Phelps 90
   -- To achieve threshold performance, GMP's ROE for electric operations must be equal to or greater than the allowed ROE level, or equal to or greater than 60% of the peer group
   -- Target level is equal to or greater than 75% of the peer group
   -- Maximum performance is equal to or greater than 90% of the peer group

o  Total Shareholder Return
   -- Performance is measured using two different peer groups: the Duff & Phelps 90, and a select peer group. The select group includes:
      _  Atlantic Energy
      _  Bangor-Hydro
      _  Black Hills
      _  Central Hudson
      _  Central Vermont Public Service
      _  Eastern Utilities Associates
      _  Empire District
      _  Idaho Power
      _  Minnesota Power & Light
      _  Otter Tail Power
   -- Total Shareholder Return (TSR) is defined as dividends plus capital appreciation using a three-year rolling average
   -- To achieve threshold performance, GMP's TSR must be in the top half of the peer group
   -- Target performance is equal to or greater than 60% of the peer group
   -- Maximum performance is equal to or greater than 70% of the peer group

o  Rates
   -- Performance is measured against 10 New England utilities.  They are:
      _  Central Maine Power
      _  Bangor-Hydro
      _  Public Service of New Hampshire
      _  Central Vermont
      _  Boston Edison
      _  Commonwealth Energy
      _  Massachusetts Electric
      _  Connecticut Power & Light
      _  United Illuminating
      _  Narragansett Electric
   -- To achieve threshold performance, GMP's rates must be equal to or lower than 70% of the peer group
   -- Target performance is achieved when GMP's rates are equal to or lower than 80% of peer group
   -- Maximum performance is reached when GMP's rates are lowest or second lowest among the peer group
o  Customer Satisfaction
   -- Performance is measured using two surveys (i.e., Commercial/Industrial, Residential) with respect to the following aspects of customer satisfaction: reliability of service, responsiveness to trouble calls, responsiveness to customer inquiries, accuracy of customers' bills, effectiveness of telephone communications, effective delivery of DSM services.
   -- To achieve threshold performance, 70% or more of customers must indicate satisfaction
   -- Target performance is achieved when 80% or more of customers indicate satisfaction
   -- Maximum performance is reached when 90% or more indicate satisfaction

o  Reliability
   -- Performance is measured using three indices:
      _  System average interruption index
      _  System average interruption frequency index
      _  Customer average interruption duration index
   -- To reach threshold performance, GMP's performance must improve 5% or more from that achieved in the previous year
   -- Target performance is 10% or greater improvement from the previous year
   -- Maximum performance is 12% or greater improvement from the previous year